                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                   AMBI INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


         Common Stock (upon conversion of Series E and F Preferred Stock and upon conversion of specified Warrants)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00163N 10 2
                            ------------------------
                                 (CUSIP Number)


                                December 31, 1999
             ------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[x]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 2 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Citadel Limited Partnership
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY
-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Illinois Limited Partnership
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               50,195 Shares of Common Stock
        EACH                 476 Shares of Series E Preferred Stock (convertible
      REPORTING              into 380,800 shares of Common Stock)(1)
       PERSON                343 Shares of Series F Preferred Stock (convertible
        WITH                 into 274,400 Shares of Common Stock)(1)
                             192,842 Shares of Common Stock (upon exercise of
                             warrant rights for 192,842 shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                           PN; HC
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 2 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 3 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name GLB Partners, L.P.
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware Limited Partnership
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               50,195 Shares of Common Stock
        EACH                 476 Shares of Series E Preferred Stock (convertible
      REPORTING              into 380,800 shares of Common Stock)(1)
       PERSON                343 Shares of Series F Preferred Stock (convertible
        WITH                 into 274,400 Shares of Common Stock)(1)
                             192,842 Shares of Common Stock (upon exercise of
                             warrant rights for 192,842 shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                           PN; HC
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 3 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 4 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Citadel Investment Group, L.L.C.
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware Limited Liability Company
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               50,195 Shares of Common Stock
        EACH                 476 Shares of Series E Preferred Stock (convertible
      REPORTING              into 380,800 shares of Common Stock)(1)
       PERSON                343 Shares of Series F Preferred Stock (convertible
        WITH                 into 274,400 Shares of Common Stock)(1)
                             192,842 Shares of Common Stock (upon exercise of
                             warrant rights for 192,842 shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                           OO; HC
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 4 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 5 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name  Kenneth Griffin
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    U.S. Citizen
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               50,195 Shares of Common Stock
        EACH                 476 Shares of Series E Preferred Stock (convertible
      REPORTING              into 380,800 shares of Common Stock)(1)
       PERSON                343 Shares of Series F Preferred Stock (convertible
        WITH                 into 274,400 Shares of Common Stock)(1)
                             192,842 Shares of Common Stock (upon exercise of
                             warrant rights for 192,842 shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                              IN
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 5 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 6 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Wellington Partners Limited Partnership
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Illinois Limited Partnership
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               9,623 Shares of Common Stock
        EACH                 341 Shares of Series E Preferred Stock (convertible
      REPORTING              into 272,800 Shares of Common Stock)(1)
       PERSON                171.5 Shares of Series F Preferred Stock
        WITH                 (convertible into 137,200 Shares of Common
                             Stock)(1)
                             96,421 Shares of Common Stock (upon exercise of
                             warrant rights to 96,421 Shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             PN;HC
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 6 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 7 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name WNPH, L.L.C.
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware Limited Liability Company
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               9,623 Shares of Common Stock
        EACH                 341 Shares of Series E Preferred Stock (convertible
      REPORTING              into 272,800 Shares of Common Stock)(1)
       PERSON                171.5 Shares of Series F Preferred Stock
        WITH                 (convertible into 137,200 Shares of Common
                             Stock)(1)
                             96,421 Shares of Common Stock (upon exercise of
                             warrant rights to 96,421 Shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                            OO;HC
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 7 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 8 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name WHC, L.L.C.
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware Limited Liability Company
                    U.S.A.
-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               9,623 Shares of Common Stock
        EACH                 341 Shares of Series E Preferred Stock (convertible
      REPORTING              into 272,800 Shares of Common Stock)(1)
       PERSON                171.5 Shares of Series F Preferred Stock
        WITH                 (convertible into 137,200 Shares of Common
                             Stock)(1)
                             96,421 Shares of Common Stock (upon exercise of
                             warrant rights to 96,421 Shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                            OO;HC
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 8 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 9 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name NP Partners (f/k/a Nelson Partners)
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Bermuda General Partnership

-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               9,623 Shares of Common Stock
        EACH                 341 Shares of Series E Preferred Stock (convertible
      REPORTING              into 272,800 Shares of Common Stock)(1)
       PERSON                171.5 Shares of Series F Preferred Stock
        WITH                 (convertible into 137,200 Shares of Common
                             Stock)(1)
                             96,421 Shares of Common Stock (upon exercise of
                             warrant rights to 96,421 Shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                              PN
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 9 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 10 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Kensington Global Strategies Fund, Ltd.
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                        Bermuda Company

-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               40,572 Shares of Common Stock
        EACH                 135 Shares of Series E Preferred Stock (convertible
      REPORTING              into 108,000 Shares of Common Stock)(1)
       PERSON                171.5 Shares of Series F Preferred Stock
        WITH                 (convertible into 137,200 Shares of Common
                             Stock)(1)
                             96,421 Shares of Common Stock (upon exercise of
                             warrant rights to 96,421 Shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 1.2% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                              CO
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 10 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 11 of 25 Pages
------------------------------                        --------------------------

-------- -----------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Olympus Securities, Ltd.
-------- -----------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [X]

                                                               (b)   [ ]
-------- -----------------------------------------------------------------------
   3.      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Bermuda Corporation

-------- ----------- ----- -----------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF                     0
       SHARES        ----- -----------------------------------------------------
    BENEFICIALLY       6.    SHARED VOTING POWER
      OWNED BY               40,572 Shares of Common Stock
        EACH                 135 Shares of Series E Preferred Stock (convertible
      REPORTING              into 108,000 Shares of Common Stock)(1)
       PERSON                171.5 Shares of Series F Preferred Stock
        WITH                 (convertible into 137,200 Shares of Common
                             Stock)(1)
                             96,421 Shares of Common Stock (upon exercise of
                             warrant rights to 96,421 Shares)
                     ----- -----------------------------------------------------
                       7.    SOLE DISPOSITIVE POWER
                                    0
                     ----- -----------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER
                             See Row 6 above.
-------- ----------- ----- -----------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
-------- -----------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
-------- -----------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 1.2% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in Row 6 above.)
-------- -----------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                              CO
-------- -----------------------------------------------------------------------

--------------------
(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


                               Page 11 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 12 of 25 Pages
------------------------------                        --------------------------


                                  SCHEDULE 13G
                                  ------------


Item 1(a)           Name of Issuer:   AMBI Inc.


     1(b)    Address of Issuer's Principal Executive Offices:

                            4 Manhattanville Road
                            Purchase, New York 10577

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship

                            Citadel Limited Partnership
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Illinois Limited Partnership

                            GLB Partners, L.P.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware Limited Partnership

                            Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware Limited Liability Company

                            Kenneth Griffin
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            U.S. Citizen


                               Page 12 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 13 of 25 Pages
------------------------------                        --------------------------


                            Wellington Partners Limited Partnership
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Illinois limited partnership

                            WNPH, L.L.C.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware limited liability company

                            WCH, L.L.C.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware limited liability company

                            NP Partners
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Bermuda general partnership

                            Kensington Global Strategies Fund, Ltd.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Bermuda company

                            Olympus Securities, Ltd.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Bermuda corporation


                               Page 13 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 14 of 25 Pages
------------------------------                        --------------------------


     2(d)    Title of Class of Securities:

                            Common Stock, par value $.005 per share (including common stock receivable upon conversion of Series E and Series F Preferred Stock and upon exercise of warrants)

     2(e)    CUSIP Number:  00163N-10-2

Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

             (a)   [__]  Broker or dealer registered under Section 15 of the
                         Exchange Act;

             (b)   [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

             (c)   [__]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

             (d)   [__]  Investment company registered under Section 8 of the
                         Investment Company Act;

             (e)   [__]  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

             (f)   [__]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [__]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

             (h)   [__]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

             (i)   [__]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


                               Page 14 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 15 of 25 Pages
------------------------------                        --------------------------


Item 4  Ownership:

CITADEL LIMITED PARTNERSHIP

     (a)     Amount beneficially owned:

50,195 Shares of Common Stock
476 Shares of Series E Preferred Stock (convertible into 380,800 shares of Common Stock)(1)
343 Shares of Series F Preferred Stock (convertible into 274,400 Shares of Common Stock)(1)
192,842 Shares of Common Stock (upon exercise of warrant rights for 192,842 shares)

     (b)     Percent of Class:

Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

GLB PARTNERS,  L.P.

     (a)     Amount beneficially owned:

50,195 Shares of Common Stock
476 Shares of Series E Preferred Stock (convertible into 380,800 shares of Common Stock)(1)
343 Shares of Series F Preferred Stock (convertible into 274,400 Shares of Common Stock)(1)
192,842 Shares of Common Stock (upon exercise of warrant rights for 192,842 shares)


                               Page 15 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 16 of 25 Pages
------------------------------                        --------------------------


     (b)     Percent of Class:

Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

CITADEL INVESTMENT GROUP, L.L.C.

     (a)     Amount beneficially owned:

50,195 Shares of Common Stock
476 Shares of Series E Preferred Stock (convertible into 380,800 shares of Common Stock)(1)
343 Shares of Series F Preferred Stock (convertible into 274,400 Shares of Common Stock)(1)
192,842 Shares of Common Stock (upon exercise of warrant rights for 192,842 shares)

     (b)     Percent of Class:

Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                               Page 16 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 17 of 25 Pages
------------------------------                        --------------------------


             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

KENNETH GRIFFIN

     (a)     Amount beneficially owned:

50,195 Shares of Common Stock
476 Shares of Series E Preferred Stock (convertible into 380,800 shares of Common Stock)(1)
343 Shares of Series F Preferred Stock (convertible into 274,400 Shares of Common Stock)(1)
192,842 Shares of Common Stock (upon exercise of warrant rights for 192,842 shares)

     (b)     Percent of Class:

Up to 2.9% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.


                               Page 17 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 18 of 25 Pages
------------------------------                        --------------------------


WELLINGTON PARTNERS LIMITED PARTNERSHIP

     (a)     Amount beneficially owned:

9,623 Shares of Common Stock
341 Shares of Series E Preferred Stock (convertible into 272,800 Shares of Common Stock)(1)
171.5 Shares of Series F Preferred Stock (convertible into 137,200 Shares of Common Stock)(1)
96,421 Shares of Common Stock (upon exercise of warrant rights to 96,421 Shares)

     (b)     Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

WNPH, L.L.C.

     (a)     Amount beneficially owned:

9,623 Shares of Common Stock
341 Shares of Series E Preferred Stock (convertible into 272,800 Shares of Common Stock)(1)
171.5 Shares of Series F Preferred Stock (convertible into 137,200 Shares of Common Stock)(1)
96,421 Shares of Common Stock (upon exercise of warrant rights to 96,421 Shares)


                               Page 18 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 19 of 25 Pages
------------------------------                        --------------------------


     (b)     Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

WCH,  L.L.C.

     (a)     Amount beneficially owned:

9,623 Shares of Common Stock
341 Shares of Series E Preferred Stock (convertible into 272,800 Shares of Common Stock)(1)
171.5 Shares of Series F Preferred Stock (convertible into 137,200 Shares of Common Stock)(1)
96,421 Shares of Common Stock (upon exercise of warrant rights to 96,421 Shares)

     (b)     Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                               Page 19 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 20 of 25 Pages
------------------------------                        --------------------------


             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

NP PARTNERS

     (a)     Amount beneficially owned:

9,623 Shares of Common Stock
341 Shares of Series E Preferred Stock (convertible into 272,800 Shares of Common Stock)(1)
171.5 Shares of Series F Preferred Stock (convertible into 137,200 Shares of Common Stock)(1)
96,421 Shares of Common Stock (upon exercise of warrant rights to 96,421 Shares)

     (b)     Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.


                               Page 20 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 21 of 25 Pages
------------------------------                        --------------------------


KENSINGTON GLOBAL STRATEGIES FUND, LTD.

     (a)     Amount beneficially owned:

40,572 Shares of Common Stock
135 Shares of Series E Preferred Stock (convertible into 108,000 Shares of Common Stock)(1)
171.5 Shares of Series F Preferred Stock (convertible into up to 137,200 Shares of Common Stock)(1)
96,421 Shares of Common Stock (upon exercise of warrant rights to 96,421 Shares)

     (b)     Percent of Class:

Up to 1.2% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

OLYMPUS SECURITIES, LTD.

     (a)     Amount beneficially owned:

40,572 Shares of Common Stock
135 Shares of Series E Preferred Stock (convertible into 108,000 Shares of Common Stock)(1)
171.5 Shares of Series F Preferred Stock (convertible into up to 137,200 Shares of Common Stock)(1)
96,421 Shares of Common Stock (upon exercise of warrant rights to 96,421 Shares)


                               Page 21 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 22 of 25 Pages
------------------------------                        --------------------------


     (b)     Percent of Class:

Up to 1.2% as of the date of filing of this statement. (Based on 30,518,215 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon the conversion of the preferred stock and exercise of the warrants referred to in item (a) above.)

     (c)     Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                           0

             (ii)   shared power to vote or to direct the vote:

                    See item (a) above.

             (iii)  sole power to dispose or to direct the disposition of:

                           0

             (iv)   shared power to dispose or to direct the disposition of:

                    See item (a) above.

(1) Series E & Series F Preferred Stock accrue dividends at a rate of 10% per annum, payable quarterly in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

Item 5   Ownership of Five Percent or Less of a Class:

                             If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                             Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                             See Item 2 above.

Item 8   Identification and Classification of Members of the Group:
                             Not Applicable.


                               Page 22 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 23 of 25 Pages
------------------------------                        --------------------------


Item 9   Notice of Dissolution of Group:
                             Not Applicable.

Item 10  Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                               Page 23 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 24 of 25 Pages
------------------------------                        --------------------------


      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11/th/ day of February, 2000    /s/ Kenneth Griffin
                                           -------------------
                                           Kenneth Griffin

CITADEL LIMITED PARTNERSHIP                CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,                    By:/s/ Kenneth Griffin
    its General Partner                       -------------------
                                              Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    --------------------------
    Kenneth Griffin, President

GLB PARTNERS, L.P.                         WELLINGTON PARTNERS LIMITED
                                           PARTNERSHIP
By: Citadel Investment Group, L.L.C.,
    its General Partner                    By: Citadel Limited Partnership,
                                               its General Partner

By: /s/ Kenneth Griffin                    By: GLB Partners, L.P.,
    ------------------------------             its General Partner
    Kenneth Griffin, President

                                           By: Citadel Investment Group, L.L.C.,
                                               its General Partner

                                           By: /s/ Kenneth Griffin
                                               -----------------------------
                                               Kenneth Griffin, President


WNPH, L.L.C.                               NP PARTNERS

By: Wellington Partners Limited            By: WCH, L.L.C.,
     Partnership,                              its General Partner
    its Sole Member

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its General Partner                        its Sole Member

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    --------------------------------           ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President


                               Page 24 of 25 Pages

------------------------------                        --------------------------
  CUSIP No. 00163N-10-2               13G               Page 25 of 25 Pages
------------------------------                        --------------------------


WCH, L.L.C.                                KENSINGTON GLOBAL STRATEGIES
                                           FUND, LTD.
By: Citadel Limited Partnership,
    its Sole Member                        By: Citadel Limited Partnership,
                                               its Trading Manager
By: GLB Partners, L.P.,
    its General Partner                    By: GLB Partners, L.P.,
                                               its General Partner
By: Citadel Investment Group, L.L.C.,
    its General Partner                    By: Citadel Investment Group, L.L.C.,
                                               its General Partner
By: /s/ Kenneth Griffin
    --------------------------------
    Kenneth Griffin, President             By: /s/ Kenneth Griffin
                                               --------------------------------
                                               Kenneth Griffin, President


OLYMPUS SECURITIES, LTD.

By: Citadel Limited Partnership,
    its Trading Manager

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.
    its General Partner

By: /s/ Kenneth Griffin
    --------------------------------
    Kenneth Griffin, President


                               Page 25 of 25 Pages